THIRD AMENDMENT TO

TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

WHEREAS, The Investment House Funds, an Ohio business trust (the "Trust"), and Ultimus Fund Solutions, LLC ("Ultimus"), an Ohio limited liability company, have entered into a Transfer Agent and Shareholder Services Agreement as of December 17, 2001 and any amendments thereto (the "Agreement");

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective October 1, 2020, the Trust and Ultimus agree to amend the Agreement as follows:

1. The first paragraph of Section 6 of the Agreement is deleted in its entirety and replaced with the following:

The term of this Agreement shall be extended through September 30, 2022, unless earlier terminated by either party hereto as provided hereunder. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

2. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

3. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties have duly executed this Amendment as of October 1, 2020.

THE INVESTMENT HOUSE FUNDS		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/Timothy J. Wahl	By:	/s/David K. James

Name: Timothy J. Wahl		Name: David K. James

Title: President		Title: Executive Vice President and Chief Legal and Risk Officer

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